Exhibit 2.01

Execution Version

STOCK TRANSFER AGREEMENT

This Stock Transfer Agreement (this “Agreement”) is made and entered into as of November 2, 2016 (the “Agreement Date”) by and among Glu Mobile Inc. (“Glu”), Comet Transfer Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Glu (“Purchaser” and, together with Glu, “Acquiror”)), Time Warner Inc., a Delaware corporation (“TWI”), Intel Capital Corporation, a Delaware corporation (“ICC”), Middlefield Ventures, Inc., a Delaware corporation (“MVI”), Aviv Nevo, an individual resident of California (“AN” and, together with TWI, ICC, and MVI, the “Initial Participating Holders”), the other parties subject to the Voting Agreement (as defined below), including the drag-along right set forth in Section 2 thereof (the “Drag Holders”), and the other holders of capital stock of Crowdstar Inc. (the “Company”) who may from time to time execute counterpart signature pages hereto in connection with one or more Additional Closings (the “Other Participating Holders”, together with the Initial Participating Holders, the “Participating Holders” and, collectively with the Initial Participating Holders and the Drag Holders, the “Sellers”).  Certain capitalized terms used herein or in the Exhibits and Schedules hereto are defined in Schedule A or Schedule B hereto.

RECITALS

A.                                    WHEREAS, the Initial Participating Holders own shares of capital stock of the Company (the “Company Stock”) representing in excess of 60% of the issued and outstanding preferred stock of the Company and a majority of the voting power of the Company Stock.

B.                                    WHEREAS, upon the terms and conditions set forth in this Agreement, the Initial Participating Holders propose to sell, and Glu proposes to cause Purchaser to purchase, all shares of Company Stock held by such Initial Participating Holders (the “Majority Shares”), in exchange for the consideration set forth in this Agreement (the “Majority Transfer”).

C.                                    WHEREAS, the Initial Participating Holders constitute the “Required PS Holders” (as defined in the Company’s Amended and Restated Certificate of Incorporation dated May 16, 2013 (the “Charter”)).

D.                                    WHEREAS, upon the terms and conditions set forth in this Agreement, Glu proposes to cause Purchaser to purchase all shares of Company Stock held by the Drag Holders (the “Drag Shares”) in exchange for the consideration and on the terms set forth in this Agreement (the “Drag-Along Transfer”).

E.                                     WHEREAS, Glu may, at its election, cause Purchaser to purchase the remaining capital stock of the Company (the “Remaining Shares” and, together with the Majority Shares and the Drag Shares, as well as any Rights (as defined below) covered hereby, the “Transferred Shares”), in exchange for the consideration and on the terms set forth in this Agreement (the “Additional Transfer” and, collectively with the Majority Transfer and the Drag-Along Transfer or as applicable in each case, the “Transfer”).

NOW, THEREFORE, the parties hereby agree as follows.

1.                                      SALE AND PURCHASE OF SHARES.  On the applicable Effective Date (as defined below) and subject to the terms and conditions of this Agreement, each Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from each Seller that number of shares of (or Rights for) the Company’s capital stock set forth opposite such Seller’s name on Schedule A hereto at the applicable price per share set forth Schedule A (each such amount as applicable, a “Purchase Price”).

2.                                      CLOSING.

2.1                               Deliveries by Sellers.  Each Seller hereby agrees to deliver to Purchaser at the applicable Closing (as defined below):  (a) any share certificate(s) or agreements representing such Seller’s Transferred Shares; (b) an executed copy of this Agreement (if not previously delivered to Purchaser); and (c) one (1) copy of the executed and completed Stock Power and Assignment Separate from Stock Certificate attached hereto as Exhibit A, transferring such Seller’s Transferred Shares to Purchaser at the applicable Effective Date.

2.2                               Deliveries by Purchaser.  Purchaser hereby agrees to deliver to each Seller at the applicable Closing:  (a) an executed copy of this Agreement (if not previously delivered to such Seller) and (b) a check made payable to such Seller or a wire transfer of immediately available funds to an account designated by such Seller, in either case for the Purchase Price then payable in respect of the Transferred Shares acquired from such Seller hereunder.

2.3                               Deliveries of Stock Certificate(s).  Each Seller hereby irrevocably instructs the Company to, immediately upon the payment of the Purchase Price payable in respect of the Transferred Shares acquired from such Seller hereunder (which, in the case of the Initial Participating Investors, for the avoidance of doubt, will be the time of the Initial Closing):  (a) cancel any stock certificate(s) and/or agreements issued to such Seller representing the Transferred Shares and (b) issue duly executed stock certificates evidencing the Transferred Shares acquired by Purchaser hereunder in Purchaser’s name.

2.4                               Closings. The consummation of the purchase and sale of the Transferred Shares pursuant to this Agreement shall take place at separate Closings as set forth in Schedule B hereto (the time and date of each such Closing, an “Effective Date” as more fully set forth therein).  The parties hereto agree and acknowledge that additional provisions regarding the closing of the transactions contemplated by this Agreement are set forth on Schedule B hereto.

3.                                      REPRESENTATIONS AND WARRANTIES OF GLU AND PURCHASER.  Each of Glu and Purchaser represents and warrants to each Seller as follows.

3.1                               Authorization.  Each of Glu and Purchaser has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions.  All action on Glu and Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken.  Upon execution and delivery, this Agreement will be a valid and binding obligation of Glu and Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2                               Purchase for Own Account for Investment.  Purchaser is purchasing the Transferred Shares for Purchaser’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Transferred Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”).  Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Transferred Shares and, immediately following the applicable Closing, no one other than Purchaser and Glu has any beneficial ownership of any of the Transferred Shares.

3.3                               Sophisticated Acquiror.  Each of Glu and Purchaser (a) is a sophisticated person familiar with transactions similar to those contemplated by this Agreement, and (b) has independently and without reliance upon any Seller, and based solely on information and advice of advisors Acquiror has deemed appropriate, made its own analysis and decision to enter into this Agreement and to purchase the Transferred Shares. Each of Glu and Purchaser acknowledges that neither any Seller nor any other person has made any express or implied representation or warranty other than those representations and warranties expressly set forth in this Agreement.

3.4                               Understanding of Risks.  Each of Glu and Purchaser is fully aware of:  (a) the highly speculative nature of the Transferred Shares; (b) the financial hazards involved; (c) the lack of liquidity of the Transferred Shares and the restrictions on transferability of the Transferred Shares (e.g., that Purchaser may not be able to sell or dispose of the Transferred Shares or use them as collateral for loans); (d) the qualifications and backgrounds of the management of the Company; and (e) the tax consequences of acquiring the Transferred Shares.

3.5                               Purchaser’s Qualifications.  Each of Glu and Purchaser has a preexisting personal or business relationship with the Company and/or certain of its officers and/or directors of a nature and duration sufficient to make them aware of the character, business acumen and general business and financial circumstances of the Company and/or such officers and directors.  By reason of their business or financial experience, each of Glu and Purchaser is capable of evaluating the merits and risks of this purchase, has the ability to protect its own interests in this transaction and is financially capable of bearing a total loss of the Transferred Shares.  Each of Glu and Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the 1933 Act.

3.6                               No General Solicitation.  At no time was Glu or Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Transferred Shares.

3.7                               Compliance with Securities Laws.  Each of Glu and Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by Glu and Purchaser herein, the Transferred Shares are not being registered with the Securities and Exchange Commission (the “SEC”) under the 1933 Act or being qualified under the California Corporate Securities Law of 1968, as amended (the “Law”), but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the 1933 Act and the Law or other applicable securities laws which impose certain restrictions on Purchaser’s ability to transfer the Transferred Shares.

3.8                               Securities Law Restrictions on Transfer.  Each of Glu and Purchaser understands that Purchaser may not transfer any Transferred Shares unless such Transferred Shares are registered under the 1933 Act or qualified under the Law or other applicable securities laws or unless exemptions from such registration and qualification requirements are available.  Each of Glu and Purchaser understands that only the Company may file a registration statement with the SEC or the California Commissioner of Corporations or other applicable securities commissioners and that the Company is under no obligation to do so with respect to the Transferred Shares.  Each of Glu and Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Transferred Shares in the amounts or at the times proposed by Purchaser.

3.9                               Rule 144.  Purchaser acknowledges that the SEC Rule 144 promulgated under the 1933 Act, which permits certain limited sales of unregistered securities, may not be presently available with respect to the Transferred Shares and, in any event, requires that the Transferred Shares be held for a minimum of six (6) months, and in certain cases one (1) year, after they have been purchased and paid for (within the meaning of the SEC Rule 144), before they may be resold under the SEC Rule 144.  Under certain circumstances where such Purchaser is not an “affiliate” as defined under the 1933 Act, the holding period of Seller will carry over to such Purchaser.

4.                                      REPRESENTATIONS AND WARRANTIES OF SELLERS.  Each of the Participating Holders (with respect to each of the representations and warranties below) severally and not jointly, as of Closing applicable to such Participating Holder, represents and warrants to Glu and Purchaser, and each of the Drag Holders (only with respect to the representations and warranties in Section 4.4 (Title to Shares) and Section 4.6 (Authority), and in any event only to the extent permissible as “Limited Stockholder Representations” of such Drag Holders pursuant to Section 2.3(a) of the Amended and Restated Voting Agreement dated May 20, 2013 (the “Voting Agreement”)), severally and not jointly, as of the Agreement Date and as of the applicable Effective Date, represents and warrants to Glu and Purchaser as follows:

4.1                               Transfer for Own Account.  Such Seller is selling such Seller’s Transferred Shares for such Seller’s own account only and not with a view to, or for sale in connection with, a distribution of such Transferred Shares within the meaning of the 1933 Act.  No portion of the Purchase Price will be received indirectly by the Company.

4.2                               No General Solicitation.  At no time has such Seller presented Glu or Purchaser with or solicited Glu or Purchaser through any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the Transfer.

4.3                               No Broker-Dealer.  Such Seller has not effected the Transfer by or through a broker-dealer in any public offering.

4.4                               Title to Shares.  Immediately prior to the Effective Date, such Seller has valid ownership of and title to the Transferred Shares set forth adjacent to such Seller’s name in Schedule A hereto, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, and upon the completion of the Transfer, Purchaser will have valid ownership of and title to such Transferred Shares, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest (other than as incurred by Purchaser independently of the transactions contemplated by this Agreement or as imposed by law).

4.5                               Authority.  Such Seller has full legal right, power and authority to enter into and perform its obligations under this Agreement and to transfer the Transferred Shares under this Agreement.  All consents, approvals, authorizations and orders required for such Seller’s execution and delivery of this Agreement and the Transfer under this Agreement with respect to such Seller have been obtained and are in full force and effect.  Such Seller, if other than a natural person, has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be.  This Agreement constitutes a valid and binding obligation of such Seller enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.6                               Applicable Documents.  The Initial Participating Holders represent and warrant that the Voting Agreement, ROFR Agreement, IRA, the Intel Side Letter and the other agreements and documents listed on Schedule C hereto (the “Applicable Documents”) are the only agreements entered into between the Initial Participating Holders and the Company or between the Initial Participating Holders and other holders of Company Stock in their capacity as stockholders of the Company.  The

Initial Participating Holders have made available to Purchaser copies of the Applicable Documents provided to them by the Company, and, to the knowledge of the Initial Participating Holders, such Applicable Documents are true and complete, in full force and effect and have not been amended, superseded, terminated, or modified.

5.                                      NO RELIANCE. Each Seller and Purchaser acknowledges and agrees that neither the Company, nor any of its stockholders, officers, directors, employees, or agents (other than such Seller and Purchaser) have (i) acted as an agent, finder or broker for such Seller or Purchaser or their respective agents with respect to the offer, purchase and/or sale of the Transferred Shares, (ii) made any representations or warranties of any kind, express or implied, to such Seller or Purchaser or their respective agents in connection with the offer, purchase and/or sale of the Transferred Shares or (iii) at any time had any duty to such Seller or Purchaser or their respective agents to disclose any information relating to the Company, its business, or financial condition or relating to any other matters in connection with the offer, purchase and/or sale of the Transferred Shares.  In making its decision to enter into this Agreement and to sell the Transferred Shares, each Seller is relying solely on the representations and warranties of Purchaser and Glu set forth in Section 3 (and not on any information provided by the Company or its agents).  In making its decision to enter into this Agreement and to purchase the Transferred Shares, Purchaser and Glu are relying solely on the representations and warranties of each Seller set forth in Section 4 (and not on any information provided by the Company or its agents) and Purchaser’s and Glu’s own review of the Applicable Documents.  Each party acknowledges and agrees that (a) the other parties hereto currently may have, and later may come into possession of, information with respect to the Company, including the Company’s business, assets, liabilities, results of operations, prospects, financing activity, capital markets activity, and acquisition or sale events, that is not known to such party and that may be material to a decision to purchase or sell the Transferred Shares or the price at which to sell (“Excluded Information”), (b) such party has determined to purchase or sell, as applicable to such party, the Transferred Shares, notwithstanding its lack of knowledge of the Excluded Information, (c) the other parties have not made any representation or warranty to such party as to any Excluded Information, the extent it holds Excluded Information, any Excluded Information received, or the transactions contemplated hereby except as expressly set forth herein, and (d) each of the other parties shall have no liability to such party, and such party waives and releases any claims that it might have against the other parties whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with the purchase and sale of the Transferred Shares and the transactions contemplated by this Agreement.  Each party hereto acknowledges that he, she or it has consulted its own financial, accounting, legal and tax advisors, and is solely responsible for the decision to enter into this Agreement and sell or buy the Transferred Shares, as applicable.  Each party further acknowledges that the value of the Transferred Shares may now or in the future be substantially different (higher or lower) than the price to be paid by Purchaser hereunder, and that the value of the Transferred Shares may significantly appreciate or depreciate over time.

6.                                      COMPLIANCE WITH LAWS AND REGULATIONS.  The Transfer will be subject to and conditioned upon compliance by Purchaser with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

7.                                      ASSIGNMENT; BOARD SEATS; WAIVER.

7.1                               Assignment of Rights.  Without in any way limiting the forgoing, contingent on and effective immediately upon the Initial Closing, each of the Initial Participating Holders hereby assigns and transfers, and Purchaser hereby assumes, all of such Initial Participating Holder’s rights, benefits, interests, liabilities and obligations in and under (i) the Voting Agreement, (ii) the Amended and Restated Right of First Refusal and Co Sale Agreement by and between the Company and the investors and founders listed therein, dated May 20, 2013 (the “ROFR Agreement”), (iii) the Amended and Restated Investor Rights Agreement by and between the Company and the investors listed therein, dated as of May 20, 2013 (the “IRA”), (iv) that certain side letter agreement dated May 13, 2011 by and between Intel Capital Corporation and the Company (the “Intel Side Letter”), (v) all preemptive rights, options, warrants (including that certain Common Stock Purchase Warrant held by TWI, dated May 20, 2013), conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any shares of common stock of the Company, preferred stock of the Company, or any securities convertible into or exchangeable or exercisable for shares of common stock or preferred stock of the Company, (vi) any other rights to board observers or access to financial or other information regarding the Company, and (vii) any and all claims or causes of action of such Initial Participating Holders pursuant to the Applicable Documents that may exist or that may arise hereafter, including any cause of action pursuant to Section 2, the proviso to Section 3.1(c) and Section 4.13 of the Voting Agreement (the “Relevant Drag-Along Provisions”).  Each Seller hereby assigns and transfers, and Purchaser hereby assumes, any all claims or causes of action of such Seller pursuant to the Applicable Documents that may exist or that may arise hereafter. If any claim or cause action relating to the Relevant Drag-Along Provisions is not effectively assigned to Purchaser pursuant to this Agreement, then solely to the extent available and necessary for enforcement of the Relevant Drag-Along Provisions, each Initial Participating Holder agrees that Purchaser is and shall be subrogated for any such claim or cause of action under the Voting Agreement that is retained by the Initial Participating Holders with respect to the Relevant Drag-Along Provisions.  No Seller shall have any further obligation with respect to any of the rights and obligations assigned to Purchaser pursuant to this Agreement and shall not be subject to any liability to any party with respect thereto.  It is acknowledged and understood that other than with respect to enforcing the drag-along rights pursuant to Section 2 of the Voting Agreement and related provisions and certain other provisions that survive termination, the Voting Agreement, ROFR Agreement and IRA will terminate upon the Initial Closing.

7.2                               Board Seats.  TWI’s designee to the Company’s Board of Directors shall resign contingent on and effective immediately upon the Initial Closing. ICC’s designee to the Company’s Board of Directors, if any, shall resign contingent on and effective immediately upon the Initial Closing.

7.3                               Waiver.  To the extent that the closing of the Majority Transfer constitutes an “Acquisition” that is deemed to be a “Liquidation Transaction” pursuant to Article IV, Section D.3(c) of the Charter that gives the holders of the Preferred Stock the right to receive their applicable Liquidation Preferences under Article IV, Section D.3(a) of the Charter, the Sellers (including the Initial Participating Holders, who hold in excess of 60% of the outstanding shares of Preferred Stock of the Company), hereby acknowledge and agree that the aggregate Purchase Price shall be distributed to the Sellers in accordance with Schedule A attached hereto, and waive any change to the rights, preferences or privileges or powers of the Preferred Stock to receive their applicable Liquidation Preferences under Article IV, Section D.3(a) of the Charter.

7.4                               Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement (including this Section 7) and to otherwise carry out the intent of the parties under this Agreement (including this Section 7).

7.5                               Drag-Along Limitations.  Concurrently with the Initial Closing, a notice will be sent to the Company by Time Warner Inc. and Intel Capital Corporation on behalf of the Initial Participating Holders (the “Drag-Along Demand Notice”) giving the Company notice of the consummation of the Majority Transfer and demanding that the Company give the Drag-Along Notice (as defined in the Voting Agreement) required by Section 2.1 of the Voting Agreement to each Drag Holder and instruct each Drag Holder to execute and deliver a counterpart signature page to this Agreement and all related documentation to fulfill their obligations under Section 2.1 (including subsection (c) thereof) of the Voting Agreement, and demanding that each Drag Holder fulfill such obligations.  Each of Glu, Purchaser and the Participating Holders acknowledges and agrees that this Agreement is intended to comply with the provisions of Section 2 of the Voting Agreement, including the limitations specified in Section 2.3 thereof.  Accordingly and notwithstanding any provision of this Agreement to the contrary, and solely with respect to the Drag Holders, in the event that any provision of this Agreement is deemed to not comply with the provisions of Section 2 of the Voting Agreement, including the limitations specified in Section 2.3 thereof, then such provision of this Agreement shall deemed to be automatically amended, solely as to the Drag Holders, to the extent necessary comply with Section 2 of the Voting Agreement.

8.                                      GENERAL PROVISIONS.

8.1                               Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  No Seller may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of Purchaser

8.2                               Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

8.3                               Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the District Court of the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the District Court of the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

8.4                               Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following:  (a) at the time of personal delivery, if delivery is in person; (b) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (c) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices for delivery outside the United States will be sent by express courier.  All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Agreement or at such other address as such other party may designate by one of the indicated means of notice herein to the other party hereto.  A “business day” shall be a day, other than Saturday or Sunday, when the banks in the city of San Francisco are open for business.  Notices to Purchaser shall also be made with a copy to Glu, and all notices to Glu shall be marked “Attention:  General Counsel”.  Notices to either Glu or Purchaser shall be sent with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:  David A. Bell, Esq.
Email:  [Email]

8.5                               Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.6                               Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.  Unless otherwise specifically stated, all references herein to “sections”, “schedules” and “exhibits” will mean “sections”, “schedules” and “exhibits” to this Agreement.

8.7                               Entire Agreement.  This Agreement and the documents referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

8.8                               Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.  Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

8.9                               Amendment and Waivers.  This Agreement may be amended, any provision hereof may be waived, by a written agreement executed by Glu and Purchaser on the one hand, and at least TWI and ICC on the other hand.  Any amendment or waiver effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived. Notwithstanding anything to the contrary contained herein, if Purchaser purchases additional Company Stock pursuant to this Agreement, any seller of such Company Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Seller” hereunder.

8.10                        Cost of Enforcement.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings against any other party to this Agreement, the non-prevailing party or parties named in such legal proceedings shall pay all costs and expenses incurred by the prevailing party or parties, including, without limitation, all reasonable attorneys’ fees.

8.11                        Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.  This Agreement may be executed and delivered by facsimile or as an attachment to an email and upon such delivery, a copy of the signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature page follows]

IN WITNESS WHEREOF, Glu, Purchaser, and each Seller have each executed this Stock Transfer Agreement, effective as of the Agreement Date.

GLU MOBILE INC.:

By:	/s/ Scott J. Leichtner

Name:	Scott J. Leichtner

Title:	VP & General Counsel

Address:	500 Howard Street, Suite 300

San Francisco, CA 94105

PURCHASER:

COMET TRANSFER SUB LLC

By:	/s/ Scott J. Leichtner

Print Name: Scott J. Leichtner

Title:	Authorized Signatory

Address:	500 Howard Street, Suite 300

San Francisco, CA 94105

Email Address:	legal@glu.com

Telephone Number:	(415) 800-6100

PARTICIPATING HOLDERS

TIME WARNER INC.

By:	/s/ Rachel Lam

Print Name:	Rachel Lam

Title:	Senior Vice President

Address:	Time Warner Inc.

One Time Warner Center

New York, NY 10019

with a copy (which shall not constitute notice) to:

One Time Warner Center
New York, NY 10019
Attention: Deputy General Counsel

PARTICIPATING HOLDERS

INTEL CAPITAL CORPORATION

By:	/s/ Abhay Gadkari

Print Name:	Abhay Gadkari
Title:	Authorized Signatory

Address:	c/o Intel Corporation

2200 Mission College Blvd.

Attn: Intel Capital Portfolio Manager

Mailstop: RNB 6-59

Attn: Intel Capital Portfolio Manager

Email address:

Telephone Number:	n/a

MIDDLEFIELD VENTURES, INC.

By:	/s/ Abhay Gadkari

Print Name:	Abhay Gadkari

Title:	Authorized Signatory

Address:	c/o Intel Corporation.

2200 Mission College Blvd.

Attn: Intel Capital Portfolio Manager

Mailstop: RNB 6-59

Attn: Intel Capital Portfolio Manager

Email address:

Telephone Number:	n/a

PARTICIPATING HOLDERS

By:	/s/ Aviv Nevo

Address:	c/o Office of Viv Nevo I NV Investments, Inc.

[Address]

with a copy (which shall not constitute notice) to:

One Time Warner Center
New York, NY 10019
Attention: Deputy General Counsel

DRAG HOLDERS

[•]

By: [•]

By:

Print Name: [•]
Title:	Authorized Signatory

Address:

Email Address:

Telephone Number:

[•]

By: [•]

By:

Print Name: [•]
Title:	Authorized Signatory

Address:

Email Address:

Telephone Number:

EXHIBIT A

STOCK POWER
AND ASSIGNMENT SEPARATE FROM CERTIFICATE

(SELLER)

Seller Stock Power and Assignment
Separate From Stock Certificate

FOR VALUE RECEIVED and pursuant to that certain Stock Transfer Agreement dated as of November 2, 2016 (the “Agreement”), the undersigned hereby sells, assigns and transfers unto Comet Transfer Sub LLC, and in the amounts, set forth on Schedule A to the Agreement, an aggregate of               shares of                  Stock of Crowdstar Inc., a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of the Company represented by Certificate No(s).            and              delivered herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.

Dated:	[ ]

(Signature)

(Please Print Name)

(Please Print Title)

SCHEDULE A

SALE AND PURCHASE OF SHARES

Each Seller set forth below agrees to sell, and Purchaser agrees to purchase, pursuant to the terms and conditions of the Agreement, the shares of Company Stock set forth opposite such Seller’s name below in exchange for the following consideration per share:

•	Series 1 Preferred Stock:	$0.80

•	Series 2 Preferred Stock:	$2.02*

•	Series 3 Preferred Stock:	$2.02

•	Common Stock:	$0.36

•	ITM Right:	ITM Price

•	OOTM Right:	$0.00

*       The per share price for the Series 2 Preferred Stock is on an as-converted to common stock basis.

For purposes hereof:

(i)                                     “Right” means each right to acquire a share of capital stock of the Company, including pursuant to any option, warrant other security convertible or exercisable for share of capital stock of the Company.

(ii)                                  “ITM Price” means the price per share of such capital stock set forth above less the exercise price per share of such capital stock pursuant to the applicable Right; or if a convertible Right, the price per share of such capital stock set forth above for each share of such capital issuable upon cashless conversion of such Right.

(iii)                               “ITM Right” means each vested Right for which the exercise price or other consideration to be paid in respect of such capital stock upon exercise or conversion of such right is less than the Purchase Price for such capital stock as set above (i.e., the Right is “in-the-money”) or upon the conversion of which the holder shall be entitled to a positive number of shares of such capital stock, if immediately exercised.

(iv)                              “OOTM Right” means each Right that is unvested or for which the exercise price or other consideration to be paid in respect of such capital stock upon exercise or conversion of such right is less than the Purchase Price for such capital stock as set above (i.e., the Right is out-of-the-money) or upon the conversion of which the holder shall be entitled to no shares of such capital stock, if immediately exercised.

To the extent that any Right is non-transferrable, Seller agrees that such Right shall be forfeited as of the applicable Closing in exchange for payment of any purchase price applicable thereto in accordance with the foregoing.

This Schedule A may be amended from time to time by Acquiror to add additional Sellers, without obtaining the signature, consent or permission of any of the other Sellers.

Seller	Number of Series 3 Shares	Number of Series 2 Shares		Number of Series 1 Shares	Number of Common Shares	Warrants, Options, Other Rights		Total Consideration

Initial Participating Holders
Time Warner Inc.	4,713,674	7,542,836	[1]	—	—	366,698	[2]	$24,758,150.20
Intel Capital Corporation	1,206,854	5,035,484	[3]	—	196,175	—		$12,680,145.76
Middlefield Ventures, Inc.	986,433	—		—	—	—		$1,992,594.66
Aviv Nevo	222,070	452,569	[4]	—	—	—		$1,362,770.78
Drag Holders
Suren Markosian	317,701	—		—	1,087,395	—		$1,033,218.22
Jeffrey C. Tseng	158,850	—		—	564,855	2,854,868	[5]	$524,224.80
YouWeb, LLC	622,302	301,712	[6]	1,251,802	27,717	437,721	[7]	$2,887,481.68
Arvind Peter Relan	—	—		—	26,538	1,071,172	[8]	$9,553.68
Leslie E. Wright	—	—		—	48,940	360,310	[9]	$17,618.40
9City Asia Limited	—	—		—	165,242	—		$59,487.12
Other Participating Holders
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1  This number of shares represents 590,151 shares of Series 2 Preferred Stock held by such holder on an as converted to Common Stock basis based on the Company’s calculations of the applicable Series Preferred Conversion Rate under the Charter.

2  This number of shares represents vested warrants to purchase common stock of the Company (“Warrants”).

3  This number of shares represents 393,976 shares of Series 2 Preferred Stock held by such holder on an as converted to Common Stock basis based on the Company’s calculations of the applicable Series Preferred Conversion Rate under the Charter.

4  This number of shares represents 35,409 shares of Series 2 Preferred Stock held by such holder on an as converted to Common Stock basis based on the Company’s calculations of the applicable Series Preferred Conversion Rate under the Charter.

5  This number of shares represents (i) vested options to purchase common stock of the Company (“Vested Options”) and (ii) unvested options to purchase common stock of the Company (“Unvested Options”) for 208,104 shares.

6  This number of shares represents 23,606 shares of Series 2 Preferred Stock held by such holder on an as converted to Common Stock basis based on the Company’s calculations of the applicable Series Preferred Conversion Rate under the Charter.

7  This number of shares represents (i) Vested Options to purchase 384,951 shares and (ii) Warrants to purchase 52,770 shares.

8  This number of shares represents (i) Vested Options to purchase 714,422 shares and (ii) Unvested Options to purchase 356,760.

9  This number of shares represents (i) Vested Options to purchase 351,393 shares and (ii) Unvested Options to purchase 8,917 shares.

Seller	Number of Series 3 Shares	Number of Series 2 Shares	Number of Series 1 Shares	Number of Common Shares	Warrants, Options, Other Rights	Total Consideration
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SCHEDULE B

CLOSINGS

1.1                               Initial Closing; Majority Transfer.  The purchase and sale of the Majority Shares contemplated hereby (the “Initial Closing”) shall take place on the Agreement Date, effective at the time of the giving of the Drag-Along Demand Notice, copying Acquiror, via electronic mail as contemplated by the Voting Agreement.  The Initial Closing shall take place remotely via the electronic exchange of documents and signatures or as otherwise agreed upon by Acquiror on the one hand, and TWI and ICC on the other hand.  The date on which the Initial Closing occurs is herein referred to as the “Initial Closing Date,” which shall be deemed the “Effective Date” for the Initial Participating Holders.

1.2                               Drag-Along Closing; Drag-Along Transfer.  The purchase and sale of the Drag Shares contemplated hereby (the “Drag-Along Closing”) shall take place (i) as promptly as practicable (and in any event within twenty (20) Business Days) after the Initial Closing or (ii) at such other time and date as Acquiror may determine.  The Drag-Along Closing shall take place remotely via the electronic exchange of documents and signatures or as otherwise agreed upon by Acquiror on the one hand, and each Drag Holder on the other hand.  The date on which the Drag-Along Closing occurs with respect to each applicable Drag Holder shall be deemed the “Effective Date” for such Drag Holder.  Each Seller at the Drag-Along Closing will execute a counterpart signature page to this Agreement and related documents, and become a party to, and bound by, this Agreement.  Each such Seller shall be deemed to be a Seller for all purposes under this Agreement as of the date of the Drag-Along Closing.  Such Drag Holders may be added as parties hereto without obtaining the signature, consent or permission of any of the other Sellers.

1.3                               Additional Closings.  At any time and from time to time following the Initial Closing, Acquiror may, at one or more additional closings (each an “Additional Closing” and together with the Initial Closing and the Drag-Along Closing, each, a “Closing”), without obtaining the signature, consent or permission of any of the other Sellers, offer and purchase at the applicable purchase price per share set forth on Schedule A to this Agreement, including in connection with a tender offer or individual sales and purchases.  The date on which an Additional Closing occurs with respect to an additional Seller shall be deemed the “Effective Date” for such Seller.  Each Seller at each Additional Closing will execute counterpart signature pages to this Agreement and related documents and become a party to, and bound by, this Agreement.  Each such Seller shall be deemed to be a Seller for all purposes under this Agreement as of the date of the applicable Additional Closing.

SCHEDULE C

STOCKHOLDER AGREEMENTS

Common Stock Purchase Warrant held by TWI, dated May 20, 2013.